Exhibit 10.1

CATAPULT COMMUNICATIONS CORPORATION

EXECUTIVE OFFICER FY2007 VARIABLE COMPENSATION PLAN

1.	Officer performance-based compensation for the first two quarters of FY07 will be based exclusively on attainment by the Company of consolidated revenue goals approved by the Board of Directors or Compensation Committee for those quarters. Officer performance-based compensation for the third and fourth quarters of FY07 will be based on a combination of (i) attainment by the Company of consolidated revenue goals approved by the Board of Directors or Compensation Committee and (ii) achievement of specific individual performance goals established by management and approved by the Compensation Committee. The relative contribution of each of the two elements for each officer will be established by management and approved by the Compensation Committee.

2.	Assigned target bonus amounts are established by the Compensation Committee in consultation with the Chief Executive Officer. Target bonuses will be paid in cash on a quarterly basis with respect to the first two quarters of FY07 starting at achievement by the Company of 75% of the consolidated revenue target and continuing on a linear basis to 100% achievement, at which level 100% of the target bonus will be paid. Should the Company exceed the consolidated revenue target, executive officers will receive additional bonus compensation calculated by extending the line starting at 75% at the same slope; e.g., the bonus will be double the target bonus in a particular quarter if consolidated revenues are 125% of the approved targets. With respect to the third and fourth quarter bonuses, the component of the target bonuses relating to consolidated revenue will be paid on the same basis as above. The component relating to specific individual performance goals will be approved by the Compensation Committee in consultation with the Chief Executive Officer.

3.	There is no obligation to exceed corporate revenue targets unless it is deemed in the interest of the Company as a whole.

4.	The compensation committee delegates to the CEO the power to award Company-wide bonuses to executive officers provided that the method used to determine these bonuses is comparable to that used to determine the bonuses for non- executive officers.

5.	The participants in this plan shall be those persons designated from time to time by the board of directors as the executive officers of the Company.